SIX FLAGS ENTERTAINMENT CORPORATION
AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
SIX FLAGS ENTERTAINMENT CORPORATION

(Pursuant to Section 242 of the Delaware General Corporation Law)

SIX FLAGS ENTERTAINMENT CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST:        The name of the Corporation is Six Flags Entertainment Corporation.

SECOND:    The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the first sentence of Section 1 of Article IV and replacing it with the following:

"The total number of shares of capital stock that the Corporation is authorized to issue is 285,000,000 shares, consisting of 280,000,000 shares of common stock, par value $0.025 per share ("Common Stock"), and 5,000,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock")."

THIRD:        This Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the holders of a majority of the outstanding shares of Common Stock of the Corporation entitled to vote thereon at a meeting of the stockholders of the Corporation called and held upon notice in accordance with Section 222 of the Delaware General Corporation Law.

FOURTH:    This Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation shall be effective as of 11:59 p.m., Eastern Time, on the date of filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, Six Flags Entertainment Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 2nd day of May, 2018.

SIX FLAGS ENTERTAINMENT CORPORATION

By: /s/ Mary A. Roma
Name: Mary A. Roma
Title: Assistant Vice President